August 23, 2005



Mail Stop 4561

VIA U.S. MAIL AND FAX 1-617-346-7784

Mr. Jenny Netzer
Executive Vice President
Boston Financial Apartments Associates, L.P.
101 Arch Street
Boston, MA  02108-4406

RE:	Boston Financial Apartments Associates, L.P.
Form 10-K for the year ended December 31, 2004
File no. 0-10057

Dear Ms. Netzer:

      We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


							Sincerely,


Jorge Bonilla
Senior Staff Accountant